Exhibit 99.1

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000 tscruggs@bankofthejames.com

For Immediate Release

Bank of the James Financial Group, Inc. Announces Results

For 4th Quarter 2010

Lynchburg, Va., January 28, 2011.........Bank of the James Financial Group, Inc. (OTCBB:BOJF) (the “Company”) (quarterly and 2010 year-to-date consolidated results unaudited) reported today total net income after tax of $178,000 or $0.05 per basic and diluted share for the quarter ended December 31, 2010 and net income of $1,820,000 or $0.55 per basic and diluted share year-to-date compared to net income of $183,000 or $0.06 per basic and diluted share and a net loss of $642,000 or $0.20 per basic and diluted share for the respective periods a year ago. All earnings per share amounts have been adjusted to reflect the increase in shares resulting from the 10% stock dividend declared by the Company at the annual shareholder’s meeting on May 18, 2010 as well as all previously declared and paid stock dividends.

The decrease in net income for the 4th quarter 2010 as compared to the same period a year ago is attributable to the higher provision to the loan loss reserve during the quarter as detailed below.

Despite the slight decrease in net income in the quarter ended December 31, 2010 as compared to the same period a year ago, net interest income was $3,996,000 in the 4th quarter of 2010 as compared to $3,109,000 in the 4th quarter 2009, an increase of 28.5%. For the full year 2010 net interest income increased to $15,201,000 from $11,329,000 in 2009, an increase of 34.2%. The increases are primarily attributable to a decrease in the cost of interest bearing deposits, specifically certificates of deposit and savings accounts. Interest income decreased from $5,614,000 in the 4th quarter 2009 to $5,356,000 in the 4th quarter 2010, a decrease of 4.6%. For the full year, interest income increased from $20,581,000 in 2009 to $21,589,000 in 2010, an increase of 4.9%. Interest expense decreased from $2,505,000 in the 4th quarter 2009 to $1,360,000 in the 4th quarter 2010, a decrease of 45.7%. For the full year 2010 interest expense was $6,388,000 as compared to $9,252,000 in 2009, a decrease of 31.0%. The net interest margin in the 4th quarter 2010 and year to date 2010 was 4.04% and 3.94% as compared to 3.03% and 3.06% in the 4th quarter 2009 and year to date, respectively.

Robert R. Chapman III the Company’s president commented, “We are pleased with our performance for both the quarter and for the year in light of the continued difficult economic conditions which dictated the increase in our provision for loan losses. We are pleased that our core earnings remain strong, as reflected in our net interest income and net interest margin. This success is directly attributable to our loyal team of employees and the support of our customers throughout the region.”

The addition to the loan loss reserve in the 4th quarter 2010 was $1,348,000 as compared to $718,000 for the same period a year ago and the addition to the loan loss reserve was $2,783,000 for the year ended December 31, 2010 as compared to $4,151,000 for the same period in 2009. This increase in the 4th quarter was in response to an increase in non-performing assets in the quarter and the ongoing effort to identify potential impairment within the loan portfolio and provide for the impairment accordingly within the reserve. The allowance for loan loss reserve has been increased to a level that management deems appropriate to absorb any potential future losses and known impairment within the loan portfolio whether or not the losses are actually ever realized. As of December 31, 2010, the loan loss reserve stands at 1.68% of loans outstanding, up from 1.33% as of December 31, 2009.

Non-performing assets including other real estate owned increased from $9,731,000 at the end of the 3rd quarter 2010 to $11,806,000 at the end of the 4th quarter. During 2010 charge-offs of non-performing loans were $1,899,000 as compared to $2,797,000 in 2009.

Total assets decreased to $418,928,000 as of December 31, 2010 from $437,681,000, a decrease of 4.3%. The decrease was attributable to a decrease in deposits from $375,772,000 as of December 31, 2009 to $368,390,000 as of December 31, 2010, a decrease of 2.0%, and the company’s decision to repay a $10,000,000 advance from the Federal Home Loan Bank of Atlanta. Loans increased slightly during the year growing from $318,452,000 as of December 31, 2009 to $320,715,000 as of December 31, 2010, an increase of 0.7%.

The Company also benefited from new market tax credits related to a project in Lynchburg. These historic and new market tax credits increased net after tax income in the fourth quarter by $44,000.

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., currently operates nine full service locations and one limited service location as well as a mortgage origination office in Forest, Virginia and an investment services division in downtown Lynchburg. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

Selected financial highlights are shown below.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

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Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

Unaudited

Selected Data:	Three months ending Dec 31, 2010	Three months ending Dec 31, 2009	Change	Year to date Dec 31, 2010	Year to date Dec 31, 2009	Change
Interest income	$5,356	$5,614	-4.60%	$21,589	$20,581	4.90%
Interest expense	1,360	2,505	-45.71%	6,388	9,252	-30.96%
Net interest income	3,996	3,109	28.53%	15,201	11,329	34.18%
Provision for loan losses	1,348	718	87.74%	2,783	4,151	-32.96%
Noninterest income	852	800	6.50%	3,518	2,958	18.93%
Noninterest expense	3,285	3,066	7.14%	13,306	11,277	17.99%
Amortization of tax credit investment	196	196	0.00%	196	196	0.00%
Income taxes	(159)	(254)	-37.40%	614	(695)	N/A
Net income	178	183	-2.73%	1,820	(642)	N/A
Weighted average shares outstanding	3,309,085	3,281,758	0.83%	3,299,234	3,256,622	1.31%
Basic net income per share	$0.05	$0.06	$(0.01)	$0.55	$(0.20)	$0.75
Fully diluted net income per share	$0.05	$0.06	$(0.01)	$0.55	$(0.20)	$0.75

Balance Sheet at period end:	Dec 31, 2010	Dec 31, 2009	Change	Dec 31, 2009	Dec 31, 2008	Change
Loans, net	$320,715	$318,452	0.71%	$318,452	$274,890	15.85%
Total securities	52,883	60,789	-13.01%	60,789	22,130	174.69%
Total deposits	368,390	375,772	-1.96%	375,772	268,111	40.16%
Stockholders’ equity	25,495	23,725	7.46%	23,725	24,635	-3.69%
Total assets	418,928	437,681	-4.28%	437,681	328,605	33.19%
Shares outstanding	3,323,743	3,289,867	33,876	3,289,867	3,245,845	44,022
Book value per share	$7.67	$7.21	0.46	$7.21	$7.59	$(0.38)

Daily averages:	Three months ending Dec 31, 2010	Three months ending Dec 31, 2009	Change	Year to date Dec 31, 2010	Year to date Dec 31, 2009	Change
Loans, net	$318,867	$315,376	1.11%	$321,759	$300,113	7.21%
Total securities	50,862	61,521	-17.33%	47,091	50,047	-5.91%
Total deposits	371,518	371,528	0.00%	364,127	335,051	8.68%
Stockholders’ equity	25,920	23,984	8.07%	25,037	24,662	1.52%
Interest earning assets	392,841	407,502	-3.60%	385,530	371,426	3.80%
Interest bearing liabilities	348,646	367,818	-5.21%	345,785	334,539	3.36%
Total assets	422,936	435,455	-2.87%	416,329	399,844	4.12%

Financial Ratios:	Three months ending Dec 31, 2010	Three months ending Dec 31, 2009	Change	Year to date Dec 31, 2010	Year to date Dec 31, 2009	Change
Return on average assets	0.17%	0.17%	—	0.44%	-0.16%	0.60
Return on average equity	2.72%	3.03%	(0.31)	7.27%	-2.60%	9.87
Net interest margin	4.04%	3.03%	1.01	3.94%	3.06%	0.88
Efficiency ratio	67.76%	78.43%	(10.67)	71.08%	78.93%	(7.85)
Average equity to average assets	6.13%	5.51%	0.62	6.01%	6.17%	(0.15)

Allowance for loan losses:	Three months ending Dec 31, 2010	Three months ending Dec 31, 2009	Change	Year to date Dec 31, 2010	Year to date Dec 31, 2009	Change
Beginning balance	$4,955	$5,300	-6.51%	$4,288	$2,859	49.98%
Provision for losses	1,348	718	87.74%	2,783	4,151	-32.96%
Charge-offs	(847)	(1,742)	-51.38%	(1,899)	(2,797)	-32.11%
Recoveries	11	12	-8.33%	295	75	293.33%
Ending balance	5,467	4,288	27.50%	5,467	4,288	27.50%

Nonperforming assets:	Dec 31, 2010	Dec 31, 2009	Change	Dec 31, 2009	Dec 31, 2008	Change
Total nonperforming loans - excludes TDR	$8,366	$5,687	47.11%	$5,687	$3,859	47.37%
Other real estate owned	3,440	666	416.52%	666	81	722.22%
Total nonperforming assets	11,806	6,353	85.83%	6,353	3,940	61.24%

Asset quality ratios:	Dec 31, 2010	Dec 31, 2009	Change	Dec 31, 2009	Dec 31, 2008	Change
Nonperforming loans to total loans	2.56%	1.76%	0.80	1.76%	1.39%	0.37
Allowance for loan losses to total loans	1.68%	1.33%	0.35	1.33%	1.03%	0.30
Allowance for loan losses to nonperforming loans	65.35%	75.40%	(10.05)	75.40%	74.09%	1.31